Exhibit 99.1

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com

Contacts:

Jennifer Hendricks Sullivan (Media): 212-770-3141; jennifer.sullivan@aig.com

Matthew Gallagher (Media): 212-458-3247; matthew.gallagher2@aig.com

Liz Werner (Investors): 212-770-7074; elizabeth.werner@aig.com

AIG ANNOUNCES PRICING OF THE SALE OF ORDINARY SHARES OF AERCAP HOLDINGS N.V.

NEW YORK – June 3, 2015 – American International Group, Inc. (NYSE: AIG) announced today that it has priced the sale of a total of 86,883,274 ordinary shares of AerCap Holdings N.V. (NYSE: AER) by means of an underwritten public offering of 71,184,686 ordinary shares and a private sale of 15,698,588 ordinary shares to AerCap. Closing of these transactions is scheduled for June 9, 2015 and is subject to customary closing conditions.

AIG will receive cash proceeds of approximately $3.7 billion, reflecting proceeds of approximately $3.4 billion from the underwritten offering and cash proceeds of $250 million from the private sale of shares to AerCap. In connection with the closing of the private sale of shares to AerCap, AIG will also receive $500 million of 6.50% fixed-to-floating rate junior subordinated notes issued by AerCap Global Aviation Trust and guaranteed by AerCap Holdings N.V. and certain of its subsidiaries. These notes mature in 2045 and are callable beginning in 2025.

In connection with the underwritten public offering, AIG has granted the underwriters a 30-day option to purchase an additional 10,677,702 ordinary shares of AerCap from AIG. Should the underwriters exercise their option in full, AIG would receive additional proceeds of approximately $0.5 billion and would no longer own any AerCap ordinary shares. Under the terms of the underwriting agreement in connection with the underwritten public offering, AIG is restricted from selling any of its remaining ordinary shares of AerCap for 90 days, subject to certain exceptions.

“AIG has built a long track record of successfully and responsibly monetizing our non-core assets,” said Peter D. Hancock, President and Chief Executive Officer, AIG. “We will continue to optimize the value we deliver to our shareholders by both de-risking our non-core investments and enhancing AIG’s financial flexibility, as we did in deconsolidating more than $24 billion of debt in connection with the sale of International Lease Finance Corporation. In addition, we are pleased that, since the time of announcement of the sale of ILFC to AerCap, the value of the transaction has increased by more than $2.2 billion.”

AerCap has filed a registration statement (including a prospectus) on Form F-3 with the SEC for the underwritten offering to which this communication relates. The registration statement was declared effective on March 31, 2015. Investors should read the accompanying prospectus dated March 31, 2015, the preliminary prospectus supplement dated June 1, 2015 and other documents AerCap has filed with the SEC for more complete information about AerCap and this offering. These documents may be obtained for free by visiting EDGAR on the SEC’s website at www.sec.gov.

Alternatively, copies of the prospectus supplement and accompanying base prospectus relating to the offering, when available, may be obtained from: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone: 800-831-9146; and Goldman Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526 or via email: prospectus-ny@ny.email.gs.com.

Certain statements in this press release, including the closing of the transactions described herein, constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading global insurance organization serving customers in more than 100 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

Additional information about AIG can be found at www.aig.com | YouTube: www.youtube.com/aig | Twitter: @AIGinsurance | LinkedIn: http://www.linkedin.com/company/aig

AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.